EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of 4/1/25_____, 2005 and shall be effective as of April 1, 2005 (the "Effective Date") by and between **Cornerstone Pharmaceuticals, Inc.**, a New York corporation, with an office located at 570 7th avenue, Suite 500, NY, NY 10018 (the "Company") and Clifford Straub, an individual with an address 24 Deerfield Road, Mendham, NJ 07945_ ("**[EMPLOYEE]**").

WHEREAS, the Company is in the business of researching, developing and commercializing unique, value-added, cancer chemotherapies for the most difficult to treat cancers (the Company's Business); and

WHEREAS, EMPLOYEE has had significant experience in the financial operations of pharmaceutical and biotech companies; and

WHEREAS, the Company desires to retain the services of EMPLOYEE; and

WHEREAS, EMPLOYEE is willing to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. EMPLOYEE is hereby employed and engaged to serve the Company as the Chief Financial Officer, and Vice President of the Company or such additional titles as the Company shall specify from time to time, and EMPLOYEE does hereby accept, and EMPLOYEE hereby agrees to such engagement and employment.

2. Duties. EMPLOYEE shall be responsible for the overall financial planning and accounting needs of the Company. In addition, EMPLOYEE's duties shall be such duties and responsibilities as the Company shall specify from time to time, and shall entail those duties customarily performed by the Chief Financial Officer of a similarly situated company EMPLOYEE shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company's Board of Directors. EMPLOYEE shall be responsible and report only to the Company's Board of Directors, in its sole and absolute discretion, shall determine EMPLOYEE's duties and responsibilities and may assign or reassign EMPLOYEE to such duties and responsibilities as it deems in the Company's best interest. EMPLOYEE shall devote his full-time attention, energy, and skill during normal business hours to the business and affairs of the Company and shall not, during the Employment Term, as that term is defined below, be actively engaged in any other business activity, except with the prior written consent of the Company's Board of Directors.

Nothing in this Agreement shall preclude EMPLOYEE from devoting reasonable periods required for:

(a) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

(b) serving as a consultant in his area of expertise (in areas other than in connection with the business of the Company), to government, industrial, and academic panels where it does not conflict with the interests of the Company; and

(c) managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement as determined by the Company.

3. Best Efforts of EMPLOYEE. During his employment hereunder, EMPLOYEE shall, subject to the direction and supervision of the Company's Board of Directors, devote his full business time, best efforts, business judgment, skill, and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder. Notwithstanding the foregoing, nothing herein shall be construed as preventing EMPLOYEE from investing his assets in any business.

4. Employment Term. Unless terminated pursuant to Section 12 of this Agreement, the term of this Agreement shall commence as of the Effective Date of this Agreement and shall continue for a term of twelve (12) months (the "Initial Term"), and shall be automatically renewed for successive one (1) year terms (the "Renewal Term") unless a party hereto terminates the Agreement (the terms "Initial Term" and "Renewal Term" are collectively hereinafter referred to as the "Employment Term").

5. Compensation of EMPLOYEE.

(a) ***Base Compensation.*** As compensation for the services provided by EMPLOYEE under this Agreement, the Company shall pay EMPLOYEE an annual salary of One Hundred and Fifty Thousand Dollars ($150,000) (the "Base Compensation"). The Base Compensation shall be reviewed each year and may be increased in the sole discretion of the Company's Board of Directors (or its Audit Committee). The compensation of EMPLOYEE under this Section shall be paid in accordance with the Company's usual payroll procedures.

(b) ***IPO Bonus.*** Upon the completion of an underwritten Initial Public Offering of the Company's shares, the Company shall increase the Base Compensation of the EMPLOYEE by $25,000.

(c) ***Incentive Stock and Stock Options.*** EMPLOYEE shall also be eligible to receive shares of the Company's authorized common stock and options to purchase shares of the Company's authorized common stock in accordance with the terms of the 2005 Cornerstone Pharmaceuticals, Inc, Incentive Stock Plan .

6. Benefits. EMPLOYEE shall be entitled to participate in any and all Company benefit plans, from time to time, in effect for employees of the Company. Such participation shall be subject to

the terms of the applicable plan documents and generally applicable Company policies.

7. Vacation, Sick Leave and Holidays. EMPLOYEE shall be entitled to Three (3) weeks of paid vacation, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. In addition, EMPLOYEE shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

8. Business Expenses. The Company shall reimburse EMPLOYEE for all reasonable out-of-pocket business expenses incurred in performing EMPLOYEE's duties and responsibilities hereunder in accordance with the Company's policies, provided EMPLOYEE promptly furnishes to the Company adequate records of each such business expense.

9. Location of EMPLOYEE's Activities. EMPLOYEE's principal place of business in the performance of his duties and obligations under this Agreement shall be at a place to be determined by the Board of Directors. Notwithstanding the preceding sentence, EMPLOYEE will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

10. Confidentiality. EMPLOYEE recognizes that the Company has and will have business affairs, products, future plans, trade secrets, customer lists, and other vital, non-publicly disclosed information (collectively "Confidential Information") that are valuable assets of the Company. EMPLOYEE agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Confidential Information to any third party without the prior written consent of the Company's Board of Directors. EMPLOYEE will protect the Confidential Information and treat it as strictly confidential.

11. Non-Competition. EMPLOYEE acknowledges that he has gained, and will gain extensive knowledge in the business conducted by the Company and has had, and will have, extensive contacts with customers of the Company. Accordingly, EMPLOYEE agrees that he shall not compete directly or indirectly with the Company, either during the Employment Term or during the six (6) month period immediately after the termination of EMPLOYEE's employment under Section 12 and shall not, during such period, make public statements in derogation of the Company. For the purposes of this Section 11, competing directly or indirectly with the Company shall mean engaging, directly or indirectly, as principle owner, officer, partner, consultant, advisor, or otherwise, either alone or in association with others, in the operation of any entity engaged in the Company's Business.

12. Termination. Notwithstanding any other provisions hereof to the contrary, EMPLOYEE's employment hereunder shall terminate under the following circumstances:

(a) ***Voluntary Termination by EMPLOYEE.*** EMPLOYEE shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term.

(b) ***Voluntary Termination by the Company.*** The Company shall have the right to

voluntarily terminate this Agreement and EMPLOYEE's employment hereunder at any time during the Employment Term or to not offer a Renewal Term.

(c) ***Termination for Cause.*** The Company shall have the right to terminate this Agreement and EMPLOYEE's employment hereunder at any time for cause. As used in this Agreement, "cause" shall mean refusal by EMPLOYEE to implement or adhere to lawful policies or directives of the Company's Board of Directors, breach of this Agreement, EMPLOYEE's conviction of a felony, other conduct of a criminal nature as determined by governmental authorities that may have a material adverse impact on the Company's reputation, breach of fiduciary duty or the criminal misappropriation by EMPLOYEE of funds from or resources of the Company. Cause shall not be deemed to exist unless the Company shall have first given EMPLOYEE a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute "cause" and thirty (30) days after such notice such conduct has, or such circumstances have, as the case may be, not entirely ceased and not been entirely remedied.

(d) ***Termination Upon Death or for Disability.*** This Agreement and EMPLOYEE's employment hereunder, shall automatically terminate upon EMPLOYEE's death or upon written notice to EMPLOYEE and certification of EMPLOYEE's disability by a qualified physician or a panel of qualified physicians if EMPLOYEE will be disabled continuously beyond a period of twelve (12) months and will be unable to perform the duties contained in this Agreement.

(e) ***Effect of Termination.*** In the event that this Agreement and EMPLOYEE's employment is voluntarily terminated by EMPLOYEE pursuant to Section 12(a), or in the event the Company voluntarily terminates this Agreement pursuant to Section 12(b) or for cause pursuant to Section 12(c), all obligations of the Company and all duties, responsibilities and obligations of EMPLOYEE under this Agreement shall cease except for the restrictions of section 10 and 11 and this section 12 (e).

a. Upon such termination of section 12(b) Voluntary Termination by the Company, or if the Employees term is not renewed then the Employee shall receive all accrued Base Compensation through the date of termination plus all accrued vacation pay and bonuses, if any, plus six months (6) months of the annualized salary based on the Employees Base Compensation as severance compensation. In the event the termination under section 12(b) is due to a change of control (as defined in Appendix A)then the severance compensation shall be increased to twelve (12) months of EMPLOYEE's Base Compensation.
b. In the event this Agreement is terminated upon the death or disability of EMPLOYEE pursuant to Section 12(d), EMPLOYEE shall be entitled to all compensation pursuant to Section 5 for the period between the effective termination date to the end of the Employment Term (up to a maximum of six (6) months pay) pursuant to Section 4. Payment will be made to EMPLOYEE or EMPLOYEE's appointed trustee.

13. Resignation as Officer. In the event that EMPLOYEE's employment with the Company is

terminated for any reason whatsoever, EMPLOYEE agrees to immediately resign as an officer and/or director of the Company and any related entities. For the purposes of this Section 13, the term the "Company" shall be deemed to include subsidiaries, parents, and affiliates of the Company.

14. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any applicable conflicts of law provisions.

15. Business Opportunities. During the Employment Term EMPLOYEE agrees to bring to the attention of the Company's Board of Directors all written business proposals that come to EMPLOYEE's attention and all business or investment opportunities of whatever nature that are created or devised by EMPLOYEE and that relate to areas in which the Company conducts business and might reasonably be expected to be of interest to the Company or any of its subsidiaries.

16. Employee's Representations and Warranties. EMPLOYEE hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede EMPLOYEE from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. EMPLOYEE hereby agrees to indemnify and hold the Company and its officers, directors, employees, shareholders and agents harmless in connection with the representations and warranties made by EMPLOYEE in this Section 16.

17. Indemnification.

(a) The Company agrees that if EMPLOYEE is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is EMPLOYEE's alleged action in an official capacity while serving as a director, officer, member, employee or agent, EMPLOYEE shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of New York, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by EMPLOYEE in connection therewith, and such indemnification shall continue as to EMPLOYEE even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of EMPLOYEE's heirs, executors and administrators. The

Company shall advance to EMPLOYEE or to his heirs, executors and administrators to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by EMPLOYEE or EMPLOYEE's heirs, executors and administrators to repay the amount of such advance if it shall ultimately be determined that EMPLOYEE or his heirs, executors and administrators is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by EMPLOYEE that indemnification of EMPLOYEE is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that EMPLOYEE has not met such applicable standard of conduct, shall create a presumption that EMPLOYEE has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering EMPLOYEE to the extent the Company provides such coverage for its other executive officers.

(d) Promptly after receipt by EMPLOYEE of notice of any claim or the commencement of any action or proceeding with respect to which EMPLOYEE is entitled to indemnity hereunder, EMPLOYEE shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to EMPLOYEE, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, EMPLOYEE shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if EMPLOYEE reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for EMPLOYEE shall be paid by the Company to the extent permitted by law.

(e) After the termination of this Agreement and upon the request of EMPLOYEE, the Company agrees to reimburse EMPLOYEE for all reasonable travel, legal and other out-of-pocket expenses related to assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event EMPLOYEE is required to appear after

termination of this Agreement at a judicial or regulatory hearing in connection with EMPLOYEE's employment hereunder, or EMPLOYEE's role in connection therewith, the Company agrees to pay EMPLOYEE a reasonable sum, to be mutually agreed upon by EMPLOYEE and the Company, per diem for each day of his appearance and each day of preparation therefor.

18. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:	*EMPLOYEE:*
Cornerstone Pharmaceuticals, Inc.	24 Deerfield Road
Attn: General Counsel	Mendham, NJ 07945
570 7h Ave, Suite 500	
New York, NY 10018	

19. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of EMPLOYEE and is not assignable or delegable, in whole or in part, by EMPLOYEE. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable and any such provision that is held to be invalid or unenforceable shall be substituted by a valid or enforceable provision that is as similar in its intent as to the invalid or unenforceable provision. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CORNERSTONE PHARMACEUTICALS, INC.:

By: [signature]
Name: ROBERT RODRIGUEZ
Title: PRESIDENT + COO

EMPLOYEE:

By: [signature]
EMPLOYEE